SOLAR INTEGRATED ROOFING CORP.

Form 10 – Exhibit 21: Subsidiaries of Registrant

Montrose Companies, Inc., a California corporation

Narrate, LLC, a California limited liability company

McKay Roofing Company, Inc., a California corporation

Milholland Electric, Inc., a California corporation

Cornerstone Construction Team, LLC, a South Carolina limited liability company